UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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KERYX BIOPHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KERYX BIOPHARMACEUTICALS, INC.
750 Lexington Avenue
New York, New York 10022

Dear Stockholder:

You are cordially invited to our 2010 Annual Meeting of Stockholders, to be held at 10:00 a.m. local time, on Tuesday, June 15, 2010, at the offices of our legal counsel, Alston & Bird LLP, located at 90 Park Avenue, New York, New York 10016. At the meeting, the stockholders will be asked to (i) elect five directors for a term of one year and (ii) ratify the appointment of UHY LLP as our independent registered public accounting firm for the year ending December 31, 2010. You will also have the opportunity to ask questions and make comments at the meeting.

In accordance with the rules and regulations of the Securities and Exchange Commission, we are furnishing our proxy statement and annual report to stockholders for the year ended December 31, 2009 on the Internet. You may have already received our “Important Notice Regarding the Availability of Proxy Materials,” which was mailed on or about April 30, 2010. That notice describes how you can obtain our proxy statement and annual report. You can also receive paper copies of our proxy statement and annual report upon request.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking our proxy card and returning it as directed. If you do attend the meeting and wish to vote in person, you may revoke your proxy at the meeting.

If you have any questions about the proxy statement or the accompanying 2009 annual report, please contact James F. Oliviero, our Chief Financial Officer, Treasurer and Corporate Secretary at (212) 531-5965.

We look forward to seeing you at the 2010 Annual Meeting.

Sincerely,
/s/ Ron Bentsur Ron Bentsur Chief Executive Officer

April 30, 2010
New York, New York

KERYX BIOPHARMACEUTICALS, INC.
750 Lexington Avenue
New York, New York 10022

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

The 2010 Annual Meeting of Stockholders of Keryx Biopharmaceuticals, Inc. will be held at the offices of our legal counsel, Alston & Bird LLP, located at 90 Park Avenue, New York, New York 10016, on Tuesday, June 15, 2010, at 10:00 a.m., local time. At the meeting, stockholders will consider and act on the following items:

(1)	The election of five directors to our Board of Directors for a term of one year;
(2)	The ratification of the appointment of UHY LLP as our independent registered public accounting firm for the year ending December 31, 2010; and
(3)	The transaction of any other business that may properly come before the 2010 Annual Meeting or any adjournment of the 2010 Annual Meeting.

Only those stockholders of record as of the close of business on April 19, 2010, are entitled to vote at the 2010 Annual Meeting or any postponements or adjournments thereof. A complete list of stockholders entitled to vote at the 2010 Annual Meeting will be available for your inspection beginning June 4, 2010, at our offices located at 750 Lexington Avenue, New York, New York 10022, between the hours of 10:00 a.m. and 5:00 p.m., local time, each business day.

YOUR VOTE IS IMPORTANT!

Instructions on how to vote your shares via the Internet are contained in the “Important Notice Regarding the Availability of Proxy Materials,” which was mailed on or about April 30, 2010. Instructions on how to obtain a paper copy of our proxy statement and annual report to stockholders for the year ended December 31, 2009, are listed on the “Important Notice Regarding the Availability of Proxy Materials.” These materials can also be viewed online by following the instructions listed on the “Important Notice Regarding the Availability of Proxy Materials.”

If you received a paper copy of our proxy statement and annual report, you may vote your shares by completing and returning the enclosed proxy card.

Submitting your proxy does not affect your right to vote in person if you decide to attend the 2010 Annual Meeting. You are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the 2010 Annual Meeting. You may revoke your proxy at any time before it is exercised at the 2010 Annual Meeting by (i) delivering written notice to our Corporate Secretary, James Oliviero, at our address above, (ii) submitting a later dated proxy card, (iii) voting again via the Internet as described in the “Important Notice Regarding the Availability of Proxy Materials,” or (iv) attending the 2010 Annual Meeting and voting in person. No revocation under (i) or (ii) will be effective unless written notice or the proxy card is received by our Corporate Secretary at or before the 2010 Annual Meeting.

When you submit your proxy, you authorize Ron Bentsur and James F. Oliviero to vote your shares at the 2010 Annual Meeting and on any adjournments of the 2010 Annual Meeting in accordance with your instructions.

By Order of the Board of Directors,
/s/ James F. Oliviero James F. Oliviero Corporate Secretary

April 30, 2010
New York, New York

KERYX BIOPHARMACEUTICALS, INC.
750 Lexington Avenue
New York, New York 10022
Phone: (212) 531-5965
Fax: (212) 531-5961

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being made available via Internet access, beginning on or about April 30, 2010, to the owners of shares of common stock of Keryx Biopharmaceuticals, Inc. (the “Company,” “our,” “we,” or “Keryx”) as of April 19, 2010, in connection with the solicitation of proxies by our Board of Directors for our 2010 Annual Meeting of Stockholders (the “Annual Meeting”). On or about April 30, 2010, we sent an “Important Notice Regarding the Availability of Proxy Materials” to our stockholders. If you received this notice by mail, you will not automatically receive by mail our proxy statement and annual report to stockholders for the year ended December 31, 2009. If you would like to receive a printed copy of our proxy statement, annual report and proxy card, please follow the instructions for requesting such materials in the notice. Upon request, we will promptly mail you paper copies of such materials free of charge.

The Annual Meeting will take place at the offices of our legal counsel, Alston & Bird LLP, located at 90 Park Avenue, New York, New York 10016 on Tuesday, June 15, 2010, at 10:00 a.m., local time. Our Board of Directors encourages you to read this document thoroughly and take this opportunity to vote, via proxy, on the matters to be decided at the Annual Meeting. As discussed below, you may revoke your proxy at any time before your shares are voted at the Annual Meeting.

KERYX BIOPHARMACEUTICALS, INC.

i

QUESTIONS AND ANSWERS

Q.	Why did I receive an “Important Notice Regarding the Availability of Proxy Materials?”
A.	In accordance with Securities and Exchange Commission rules, instead of mailing a printed copy of our proxy materials, we may send an “Important Notice Regarding the Availability of Proxy Materials” to stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the notice or to request a printed set of these materials at no charge. You will not receive a printed copy of the proxy materials unless you specifically request one from us. Instead, the notice instructs you as to how you may access and review all of the important information contained in the proxy materials via the Internet and submit your vote via the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 15, 2010. The proxy statement is available at www.proxyvote.com.

Q.	What is the purpose of the Annual Meeting?
A.	At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice of 2010 Annual Meeting of Stockholders accompanying this Proxy Statement, including (i) the election of five directors to our Board of Directors for a term of one year, (ii) the ratification of the appointment of UHY LLP as our independent registered public accounting firm for the year ending December 31, 2010 and (iii) the transaction of any other business that may properly come before the 2010 Annual Meeting or any adjournment thereof.
Q.	Who is entitled to vote at our Annual Meeting?
A.	The record holders of our common stock at the close of business on the record date, April 19, 2010, may vote at the Annual Meeting. Each share of our common stock is entitled to one vote. There were 57,809,366 shares of common stock outstanding on the record date and entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting, including the address of and number of shares held by each stockholder of record, will be available for your inspection beginning Friday, June 4, 2010, at our offices located at 750 Lexington Avenue, New York, New York 10022, between the hours of 10:00 a.m. and 5:00 p.m., local time, each business day.
Q.	How do I vote?
A.	You may vote in person at the Annual Meeting, by use of a proxy card if you receive a printed copy of our proxy materials, via Internet as directed in our “Important Notice Regarding the Availability of Proxy Materials,” or by telephone as indicated in the proxy card.
Q.	What is a proxy?
A.	A proxy is a person you appoint to vote your shares on your behalf. If you are unable to attend the Annual Meeting, our Board of Directors is seeking your appointment of a proxy so that your shares of common stock may be voted. If you vote by proxy, you will be designating Ron Bentsur, our Chief Executive Officer, and James F. Oliviero, our Chief Financial Officer, Treasurer and Corporate Secretary, as your proxies. Mr. Bentsur and/or Mr. Oliviero may act on your behalf and have the authority to appoint a substitute to act as your proxy.
Q.	How will my shares be voted if I vote by proxy?
A.	Your proxy will be voted according to the instructions you provide. If you complete and submit your proxy but do not otherwise provide instructions on how to vote your shares, your shares will be voted (i) “FOR” the individuals nominated to serve as members of our Board of Directors and (ii) “FOR” the ratification of UHY LLP as our independent registered public accounting firm for the year ending December 31, 2010. Presently, our Board of Directors does not know of any other matter that may come before the Annual Meeting. However, your proxies are authorized to vote on your behalf, using their discretion, on any other business that properly comes before the Annual Meeting.

Q.	How do I revoke my proxy?
A.	You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:
•	delivering written notice to our Corporate Secretary, James F. Oliviero, at our address above;
•	submitting a later dated proxy card or voting again via the Internet as described in the “Important Notice Regarding the Availability of Proxy Materials”; or
•	attending the 2010 Annual Meeting and voting in person.
Q.	Is my vote confidential?
A.	Yes. All votes remain confidential, unless you provide otherwise.
Q.	How are votes counted?
A.	Before the Annual Meeting, our Board of Directors will appoint one or more inspectors of election for the meeting. The inspector(s) will determine the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies. The inspector(s) will also receive, count, and tabulate ballots and votes and determine the results of the voting on each matter that comes before the Annual Meeting.

Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting. They will not be considered as votes “for” or “against” any matter for which the stockholder has indicated their intention to abstain or withhold their vote. Broker or nominee non-votes, which occur when shares held in “street name” by brokers or nominees who indicate that they do not have discretionary authority to vote on a particular matter, will not be considered as votes “for” or “against” that particular matter. Broker and nominee non-votes will be treated as present for purposes of determining the existence of a quorum, and may be entitled to vote on certain matters at the Annual Meeting.

Q.	What constitutes a quorum at the Annual Meeting?
A.	In accordance with Delaware law (the law under which we are incorporated) and our amended and restated bylaws, the presence at the Annual Meeting, by proxy or in person, of the holders of a majority of the shares of our common stock outstanding on the record date constitutes a quorum, thereby permitting the stockholders to conduct business at the Annual Meeting. Abstentions, votes withheld, and broker or nominee non-votes will be included in the calculation of the number of shares considered present at the Annual Meeting for purposes of determining the existence of a quorum.

If a quorum is not present at the Annual Meeting, a majority of the stockholders present in person and by proxy may adjourn the meeting to another date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting by our Board of Directors, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the originally called meeting.

Q.	What vote is required to elect our directors for a one-year term?
A.	The affirmative vote of a plurality of the votes of the shares present, in person or by proxy, at the Annual Meeting is required for the election of each of the nominees for director. “Plurality” means that the nominees receiving the largest number of votes up to the number of directors to be elected at the Annual Meeting will be duly elected as directors. Abstentions, votes withheld, and broker or nominee non-votes will not affect the outcome of director elections.
Q.	What vote is required to ratify UHY LLP as our independent registered public accounting firm for the year ending December 31, 2010?
A.	The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the ratification of UHY LLP as our independent registered public accounting firm for the year ending December 31, 2010. Abstentions and votes withheld will have the same effect as a negative vote. However, broker or nominee non-votes, and shares represented by proxies reflecting broker or nominee non-votes, will not have the effect of a vote against this proposal as they are not considered to be present and entitled to vote on this matter.
Q.	What percentage of our outstanding common stock do our directors and executive officers own?
A.	As of April 19, 2010, our directors and executive officers owned, or have the right to acquire, approximately 3.9% of our outstanding common stock. See the discussion under the heading “Stock Ownership of Our Directors, Executive Officers, and 5% Beneficial Owners” on page 24 for more details.
Q.	Who was our independent public accountant for the year ending December 31, 2009? Will they be represented at the Annual Meeting?
A.	UHY LLP is the independent registered public accounting firm that audited our financial statements for the year ending December 31, 2009. We expect a representative of UHY LLP to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to answer your questions.
Q.	How can I obtain a copy of our annual report on Form 10-K?
A.	WE HAVE FILED OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009, WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE SEC. THE ANNUAL REPORT ON FORM 10-K IS ALSO INCLUDED IN THE 2010 ANNUAL REPORT TO STOCKHOLDERS. YOU MAY OBTAIN, FREE OF CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND EXHIBITS, BY WRITING TO OUR CORPORATE SECRETARY, JAMES F. OLIVIERO, OR BY E-MAIL AT INFO@KERYX.COM. UPON REQUEST, WE WILL ALSO FURNISH ANY EXHIBITS TO THE ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC.

CORPORATE GOVERNANCE

Our Board of Directors

Our amended and restated bylaws provide that the Board of Directors shall consist of one or more members, as determined from time to time by resolution of the Board of Directors. Currently, our Board of Directors consists of five members. The following individuals are being nominated to serve on our Board of Directors (See “Proposal 1 — Election of Directors; Nominees”):

Name	Age	Position	Director Since
Michael P. Tarnok	55	Chairman of the Board	2007
Ron Bentsur	44	Director and Chief Executive Officer	2009
Kevin J. Cameron	41	Director	2007
Wyche Fowler, Jr.	69	Director	2006
Jack Kaye	66	Director	2006

The Board of Directors does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes that it is in the best interests of the Company to make that determination based on the direction of the Company and the membership of the Board of Directors. The Board of Directors has determined that having a director who is not an executive officer serve as the Chairman is in the best interest of the Company’s stockholders at this time. This structure allows the Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

Keryx has a risk management program overseen by Ron Bentsur, our Chief Executive Officer. Mr. Bentsur identifies material risks and prioritizes them for our Board of Directors. Our Board of Directors regularly reviews information regarding our credit, liquidity, and operations, as well as the risks associated with each.

The corporate governance standards adopted by the Nasdaq Stock Market, or Nasdaq, require that a majority of the members of our Board of Directors be “independent” as Nasdaq defines that term. Additionally, the Nasdaq rules require our Board of Directors to make an affirmative determination as to the independence of each director. Consistent with these rules, our Board of Directors undertook its annual review of director independence on March 23, 2010. During the review, our Board of Directors considered relationships and transactions during 2010 and during the past three fiscal years between each director or any member of his immediate family, on the one hand, and our company and our subsidiaries and affiliates, on the other hand. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Based on this review, our Board of Directors determined that Kevin Cameron, Wyche Fowler, Jr., Jack Kaye and Michael Tarnok are independent under the criteria established by Nasdaq and by our Board of Directors. Our independent directors met four times during 2009 in sessions in which only the independent directors participated.

The following biographies set forth the names of our director nominees, their ages, the year in which they first became directors, their positions with us, their principal occupations and employers for at least the past five years, any other directorships held by them during the past five years in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information, all of which we believe sets forth each director nominee’s qualifications to serve on the Board of Directors. There is no family relationship between and among any of our executive officers or directors. There are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them are elected as an officer or director.

Michael P. Tarnok, 55, has served on our Board of Directors since September 2007, and as Chairman of the Board since June 2009. Mr. Tarnok served as our interim chief executive officer from April 2009 to May 2009. A seasoned finance and operational executive, Mr. Tarnok joined the Board with extensive pharmaceutical industry experience in a wide range of functional areas. Mr. Tarnok spent the majority of his career at Pfizer Inc., which he joined in 1989 as Finance Director — US Manufacturing, and from 2000-2007, served as

Senior Vice President, Finance in Pfizer’s US Pharmaceuticals Division. In this position, Mr. Tarnok handled all finance responsibilities for the division, including contracting, trade management, forecasting of significant product launches and Sarbanes-Oxley compliance. Prior to joining Pfizer, Mr. Tarnok worked primarily in financial disciplines for ITT Rayonier, Inc., Celanese Corporation and Olivetti Corporation of America. Mr. Tarnok earned an M.B.A. in Marketing from New York University and B.S. in Accounting from St. John’s University.

Ron Bentsur, 44, has served as Keryx’s Chief Executive Officer since May 20, 2009, and has served on our Board of Directors since June 16, 2009. Prior to joining Keryx, Mr. Bentsur served as Chief Executive Officer of XTL Biopharmaceuticals, Inc. (“XTL”), a position he held from January 2006 until April 2009. Prior to his tenure at XTL, Mr. Bentsur was with Keryx from 2000-2006, serving as our Chief Financial Officer from June 2003 until his departure in January 2006. Mr. Bentsur also provided occasional consulting services to Keryx following his departure. From July 1998 to October 2000, Mr. Bentsur served as Director of Technology Investment Banking at Leumi Underwriters, where he was responsible for all technology/biotechnology private placement and advisory transactions. From June 1994 to July 1998, Mr. Bentsur worked as an investment banker in New York City, most of this period at ING Barings Furman Selz. Mr. Bentsur holds a BA in Economics and Business Administration with distinction from the Hebrew University of Jerusalem, Israel and an MBA, Magna Cum Laude, from New York University’s Stern Graduate School of Business.

Kevin J. Cameron, 41, has served on our Board of Directors since April 2007. Mr. Cameron has more than ten years of corporate governance experience. In 2003, Mr. Cameron co-founded Glass Lewis & Company, a leading independent research firm focused on issues of corporate governance. He currently serves as a member of the Policy Advisory Board of Glass Lewis. Mr. Cameron also serves on the board of ReddyIce Holdings, Inc. (NYSE: FRZ). Mr. Cameron earned a law degree from the University of Chicago and an undergraduate degree from McGill University.

Wyche Fowler, Jr., 69, has served on our Board of Directors since November 2006. Senator Fowler served for 16 years in the United States Congress representing the state of Georgia, including service in the United States Senate from 1987 to 1993. Following his service as a Senator, Senator Fowler served as the U.S. Ambassador to the Kingdom of Saudi Arabia from 1996 through 2001. He received his B.A. in English from Davidson College, a J.D. from Emory University and honorary degrees from Hofstra University, Davidson College and Morris Brown College. Prior to his election to Congress, he practiced law in Atlanta, Georgia for eight years. He is currently engaged in an international business and law practice and serves as Chairman of the Board of the Middle East Institute, a non-profit research foundation in Washington, D.C. Mr. Fowler also serves on the board of directors of Shubert Theaters, the Shubert Foundation, Brandywine Realty Trust and ZIOPHARM Oncology, Inc.

Jack Kaye, 66, has served on our Board of Directors since September 2006. Mr. Kaye began his career at Deloitte & Touche, LLP, an international accounting, tax and consulting firm, in 1970, and was a partner in the firm from 1978 until May 2006, when he retired. At Deloitte, Mr. Kaye was responsible for serving a diverse client base of public and private, global and domestic, companies in a variety of industries. Mr. Kaye has extensive experience consulting with clients on accounting and reporting matters, private and public debt financings, SEC rules and regulations and corporate governance/Sarbanes-Oxley issues. In addition, he has served as Deloitte’s Tri-state liaison with the banking and finance community and assisted clients with numerous merger and acquisition transactions. Prior to retiring, Mr. Kaye served as Partner-in-Charge of Deloitte’s Tri-State Core Client practice, a position he held for more than twenty years. Mr. Kaye previously served on the board of directors of Tongli Pharmaceuticals (USA), Inc., a China-based pharmaceutical company and Balboa Biosciences, Inc., a privately held biotech company. Mr. Kaye earned a B.B.A. from Baruch College and is a Certified Public Accountant.

During 2009, our Board of Directors held nine meetings. During 2009, each incumbent director standing for election attended at least 75%of the meetings of the Board of Directors and the meetings of those committees on which each incumbent director served, in each case during the period that such person was a director. The permanent committees established by our Board of Directors are the Audit Committee and the Compensation Committee, descriptions of which are set forth in more detail below. Our directors are expected to attend each annual meeting of stockholders, and it is our expectation that all of the directors standing for election will attend this year’s Annual Meeting. Last year, all of our directors attended the 2009 Annual Meeting of Stockholders.

Communicating With the Board of Directors

Our Board of Directors has established a process by which stockholders can send communications to the Board of Directors. You may communicate with the Board of Directors as a group, or to specific directors, by writing to James F. Oliviero, our Corporate Secretary, at our offices located at 750 Lexington Avenue, New York, New York 10022. The Corporate Secretary will review all such correspondence and regularly forward to the Board of Directors a summary of all correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of our Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters may be communicated in this manner, or may be submitted on an anonymous basis via e-mail at info@keryx.com. These concerns will be immediately brought to the attention of our Audit Committee and handled in accordance with procedures established by our Audit Committee.

Audit Committee

The Audit Committee currently consists of Jack Kaye, Kevin Cameron, and Wyche Fowler, Jr. Mr. Fowler was appointed to the Audit Committee on April 29, 2009.

The Audit Committee held five meetings during the fiscal year ended December 31, 2009, and took three actions by unanimous written consent. The duties and responsibilities of the Audit Committee are set forth in the Amended and Restated Charter of the Audit Committee which was recently reviewed by our Audit Committee. Our Audit Committee determined that no revisions needed to be made to the charter at this time. A copy of the Amended and Restated Charter of the Audit Committee is available on our website, located at www.keryx.com. Among other things, the duties and responsibilities of the Audit Committee include reviewing and monitoring our financial statements and internal accounting procedures, the selection of our independent registered public accounting firm and consulting with and reviewing the services provided by our independent registered public accounting firm. Our Audit Committee has sole discretion over the retention, compensation, evaluation and oversight of our independent registered public accounting firm.

The SEC and Nasdaq have established rules and regulations regarding the composition of audit committees and the qualifications of audit committee members. Our Board of Directors has examined the composition of our Audit Committee and the qualifications of our Audit Committee members in light of the current rules and regulations governing audit committees. Based upon this examination, our Board of Directors has determined that each member of our Audit Committee is independent and is otherwise qualified to be a member of our Audit Committee in accordance with the rules of the SEC and Nasdaq.

Additionally, the SEC requires that at least one member of the Audit Committee have a “heightened” level of financial and accounting sophistication. Such a person is known as the “audit committee financial expert” under the SEC’s rules. Our Board of Directors has determined that Mr. Kaye is an “audit committee financial expert,” as the SEC defines that term, and is an independent member of our Board of Directors and our Audit Committee. Please see Mr. Kaye’s biography on page 4 for a description of his relevant experience.

The report of the Audit Committee can be found on page 6 of this Proxy Statement.

Compensation Committee

The Compensation Committee held five meetings during the fiscal year ended December 31, 2009. The Compensation Committee currently consists of Kevin Cameron, Wyche Fowler, Jr. and Michael Tarnok. The duties and responsibilities of the Compensation Committee are set forth in the Charter of the Compensation Committee. A copy of the Charter of the Compensation Committee is available on our website, located at www.keryx.com. As discussed in its charter, among other things, the duties and responsibilities of the Compensation Committee include evaluating the performance of the Chief Executive Officer and our other executive officers, determining the overall compensation of the Chief Executive Officer and our other executive officers and administering all executive compensation programs, including, but not limited to, our incentive and equity-based plans. The Compensation Committee evaluates the performance of the Chief Executive Officer and our other executive officers on an annual basis and reviews and approves on an annual basis all compensation programs and awards relating to such officers. The Compensation Committee applies discretion in the determination of individual executive compensation packages to ensure compliance with the Company’s compensation philosophy. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation packages for officers other than himself. The Compensation Committee may delegate its authority to grant awards to certain employees, and within specified parameters under the Company’s 2007 Incentive Plan, to a special committee consisting of one or more directors who may but need not be officers of the Company. As of April 19, 2010, however, the Compensation Committee had not delegated any such authority. The Compensation Committee did not engage a compensation consultant in 2009.

Nasdaq has established rules and regulations regarding the composition of compensation committees and the qualifications of compensation committee members. Our Board of Directors has examined the composition of our Compensation Committee and the qualifications of our Compensation Committee members in light of the current rules and regulations governing compensation committees. Based upon this examination, our Board of Directors has determined that each member of our Compensation Committee is independent and is otherwise qualified to be a member of our Compensation Committee in accordance with such rules.

Nominating Process

We do not currently have a nominating committee or any other committee serving a similar function. Director nominations are approved by a vote of a majority of our independent directors as required under the Nasdaq rules and regulations. Although we do not have a written charter in place to select director nominees, our Board of Directors has adopted resolutions regarding the director nomination process. Our policy describing our director nomination process is available on our website, located at www.keryx.com. We believe that the current process in place functions to select director nominees who will be valuable members of our Board of Directors.

Our independent directors identify potential nominees to serve as directors through a variety of business contacts, including current executive officers, directors, community leaders and stockholders. The independent directors may, to the extent they deem appropriate, retain a professional search firm and other advisors to identify potential nominees.

Our independent directors will also consider candidates recommended by stockholders for nomination to our Board of Directors. A stockholder who wishes to recommend a candidate for nomination to our Board of Directors must submit such recommendation to our Corporate Secretary, James F. Oliviero, at our offices located at 750 Lexington Avenue, New York, New York 10022. Any recommendation must be received not less than 60 calendar days nor more than 90 calendar days before the anniversary date of the previous year’s annual meeting. All stockholder recommendations of candidates for nomination for election to our Board of Directors must be in writing and must set forth the following: (i) the candidate’s name, age, business address, and other contact information, (ii) the number of shares of Keryx common stock beneficially owned by the candidate, (iii) a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the Proxy Statement pursuant to Schedule 14A under the Exchange Act, (iv) a sworn or certified statement by the candidate in which he or she consents to being named in the Proxy Statement as a nominee and to serve as director if elected, and (v) the name and address of the stockholder(s) of record making such a recommendation.

We believe that our Board of Directors as a whole should encompass a range of talent, skill, and expertise enabling it to provide sound guidance with respect to our operations and interests. Our independent directors evaluate all candidates to our Board of Directors by reviewing their biographical information and qualifications. If the independent directors determine that a candidate is qualified to serve on our Board of Directors, such candidate is interviewed by at least one of the independent directors and our Chief Executive Officer. Members of the Board also have an opportunity to interview qualified candidates. The independent directors then determine, based on the background information and the information obtained in the interviews, whether to recommend to the Board of Directors that the candidate be nominated for approval by the stockholders to fill a directorship. With respect to an incumbent director whom the independent directors are considering as a potential nominee for re-election, the independent directors review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board of Directors. The manner in which the independent directors evaluate a potential nominee will not differ based on whether the candidate is recommended by our directors or stockholders.

We consider the following qualifications, among others, when making a determination as to whether a person should be nominated to our Board of Directors: the independence of the director nominee; the nominee’s character and integrity; financial literacy; level of education and business experience, including experience relating to biopharmaceutical companies; whether the nominee has sufficient time to devote to our Board of Directors; and the nominee’s commitment to represent the long-term interests of our stockholders. We review candidates in the context of the current composition of the Board of Directors and the evolving needs of our business. We believe that each of the current members of our Board of Directors (who are also our director nominees) has the requisite business, biopharmaceutical, financial or managerial experience to serve as a member of the Board of Directors, as described above in their biographies under the heading “Our Board of Directors.” We also believe that each of the current members of our Board of Directors has other key attributes that are important to an effective board, including integrity, high ethical standards, sound judgment, analytical skills, and the commitment to devote significant time and energy to service on the Board of Directors and its committees.

We do not have a formal policy in place with regard to the consideration of diversity in considering candidates for our Board of Directors, but the Board of Directors strives to nominate candidates with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate talent, skills and expertise to oversee our business.

Code of Ethics

We have adopted a Code of Conduct and Ethics, or the Code, that applies to all of our directors and employees, including our principal executive officer and principal financial officer. The Code includes guidelines dealing with the ethical handling of conflicts of interest, compliance with federal and state laws, financial reporting, and our proprietary information. The Code also contains procedures for dealing with and reporting violations of the Code. We have posted our Code of Conduct and Ethics on our website, located at www.keryx.com.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

UHY LLP, the independent registered public accounting firm that audited our financial statements for the year ended December 31, 2009, has served as our independent registered public accounting firm since 2009. UHY LLP leases all its personnel, who work under the control of UHY LLP partners, from wholly-owned subsidiaries of UHY Advisors, Inc. (“UHY”) in an alternative practice structure. Between 1996 and 2009, KPMG LLP served as our independent registered public accounting firm. We expect a representative of UHY LLP to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to answer your questions.

Our Board of Directors has asked the stockholders to ratify the selection of UHY LLP as our independent registered public accounting firm. See Proposal Two: Ratification of Appointment of UHY LLP as Our Independent Registered Public Accounting Firm on page 26 of this Proxy Statement. The Audit Committee has reviewed the fees described below and concluded that the payment of such fees is compatible with maintaining UHY LLP’s independence. All proposed engagements of UHY LLP, whether for audit services, audit-related services, tax services, or permissible non-audit services, were pre-approved by our Audit Committee.

On April 3, 2009, the Audit Committee of our Board of Directors approved the dismissal of KPMG LLP as our independent registered public accounting firm, and as of April 14, 2009, approved the retention of UHY LLP to audit our financial statements for the year ended December 31, 2009.

Audit Fees

During the fiscal year ended December 31, 2009, UHY LLP billed us an aggregate of approximately $113,800 in fees for the professional services rendered in connection with the audits of our annual financial statements included in our Annual Report on Form 10-K for that fiscal year, the review of our financial statements included in our Quarterly Reports on Form 10-Q during that fiscal year, and our registration statement filings.

During the fiscal year ended December 31, 2008, KPMG LLP billed us an aggregate of approximately $219,800 in fees for the professional services rendered in connection with the audits of our annual financial statements included in our Annual Report on Form 10-K for that fiscal year, the review of our financial statements included in our Quarterly Reports on Form 10-Q during that fiscal year, and our registration statement filings.

Audit-Related Fees

During the fiscal year ended December 31, 2009, we were not billed by UHY LLP for any fees for audit-related services reasonably related to the performance of the audits and reviews for that fiscal year, in addition to the fees described above under the heading “Audit Fees.”

During the fiscal year ended December 31, 2008, we were not billed by KPMG LLP for any fees for audit-related services reasonably related to the performance of the audits and reviews for that fiscal year, in addition to the fees described above under the heading “Audit Fees.”

Tax Fees

During the fiscal year ended December 31, 2009, UHY billed us an aggregate of approximately $23,300 for professional services rendered for tax compliance, tax advice, and tax planning services. These professional services consisted of general consultation from time to time regarding compliance with and planning for federal, state, local, and international tax matters.

During the fiscal year ended December 31, 2008, KPMG LLP billed us an aggregate of approximately $49,715 for professional services rendered for tax compliance, tax advice, and tax planning services. These professional services consisted of general consultation from time to time regarding compliance with and planning for federal, state, local, and international tax matters, as well services related to the Internal Revenue Service’s examination of our U.S. Federal income tax returns for tax years 2004, 2005 and 2006, which was completed in 2008.

All Other Fees

During the fiscal year ended December 31, 2009, we were not billed by UHY LLP for any fees for services, other than those described above, rendered to us and our affiliates for that fiscal year.

During the fiscal year ended December 31, 2008, we were not billed by KPMG LLP for any fees for services, other than those described above, rendered to us and our affiliates for that fiscal year.

Pre-Approval of Services

Our Audit Committee has established a policy setting forth the procedures under which services provided by our independent registered public accounting firm will be pre-approved by our Audit Committee. The potential services that might be provided by our independent registered public accounting firm fall into two categories:

•	Services that are permitted, including the audit of our annual financial statements, the review of our quarterly financial statements, related attestations, benefit plan audits and similar audit reports, financial and other due diligence on acquisitions, and federal, state, and non-US tax services; and
•	Services that may be permitted, subject to individual pre-approval, including compliance and internal-control reviews, indirect tax services such as transfer pricing and customs and duties, and forensic auditing.

Services that our independent registered public accounting firm may not legally provide include such services as bookkeeping, certain human resources services, internal audit outsourcing, and investment or investment banking advice.

All proposed engagements of our independent registered public accounting firm, whether for audit services or permissible non-audit services, are pre-approved by the Audit Committee. We jointly prepare a schedule with our independent registered public accounting firm that outlines services that we reasonably expect we will need from our independent registered public accounting firm, and categorize them according to the classifications described above. Each service identified is reviewed and approved or rejected by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

In monitoring the preparation of our financial statements, the Audit Committee met with both management and UHY LLP, our independent registered public accounting firm for the year ended December 31, 2009, to review and discuss all financial statements prior to their issuance and to discuss any and all significant accounting issues. Management and our independent registered public accounting firm advised the Audit Committee that each of the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included a discussion of the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, or SAS 61. SAS 61 requires our independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

•	Methods used to account for significant or unusual transactions;
•	The effect of any accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
•	The process used by management to formulate sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusion regarding the reasonableness of any such estimates; and
•	Any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures necessary in the financial statements.

The Audit Committee has discussed the independence of UHY LLP, our independent registered public accounting firm for the year ended December 31, 2009, including the written disclosures made by UHY LLP to the Audit Committee, as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” Independence Standards Board Standard No. 1 requires the independent registered public accounting firm to (i) disclose in writing all relationships that, in the independent registered public accounting firm’s professional opinion, may reasonably be thought to bear on independence, (ii) confirm their perceived independence, and (iii) engage in a discussion of independence with the Audit Committee.

Finally, the Audit Committee continues to monitor the scope and adequacy of our internal controls and other procedures, including any and all proposals for adequate staffing and for strengthening internal procedures and controls where appropriate and necessary.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that it approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

The Audit Committee reviewed its written charter previously adopted by our Board of Directors. Following this review, the Audit Committee determined that no changes needed to be made with respect to the Audit Committee charter at this time.

By the Audit Committee of the Board of Directors
Jack Kaye, Chairperson Kevin J. Cameron Wyche Fowler, Jr. Dated March 23, 2010

OUR EXECUTIVE OFFICERS

Executive Officers

Our current executive officers are as follows:

Name	Age	Position
Ron Bentsur	44	Chief Executive Officer and Director
James F. Oliviero	34	Chief Financial Officer, Treasurer and Corporate Secretary

No executive officer is related by blood, marriage or adoption to any other director or executive officer. The biography of Mr. Bentsur is presented in connection with “Corporate Governance” beginning on page 4 of this Proxy Statement.

James F. Oliviero, 34, has served as Keryx’s Chief Financial Officer since April 2009 and previously served as our Vice President, Finance since March 2008. From May 2003 until March 2008, Mr. Oliviero served as Keryx’s Controller, where he was involved in all capital raising, licensing and acquisition transactions. Since joining Keryx, Mr. Oliviero has also been in charge of leading Keryx’s compliance with Securities and Exchange Commission rules and regulations and other corporate governance matters. From August 1999 until May 2003, Mr. Oliviero served as Director of Finance for ACCESS Oncology, Inc., a privately-held biotechnology company. From July 1997 to August 1999, Mr. Oliviero was an investment banker at ING Barings Furman Selz in New York City, where he worked on various mergers and acquisitions and equity and debt transactions. Mr. Oliviero holds a B.B.A. in Finance with Highest Distinction from Emory University’s Goizueta Business School.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the cash and other compensation that we paid to our named executive officers (“NEOs”) or that was otherwise earned by our NEOs for their services in all capacities during 2008 and 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(6)	Option Awards ($)(6)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Ron Bentsur Chief Executive Officer(1)	2009	183,750		236,000	176,340	111,456	20,349	(7)	727,895

Michael P. Tarnok Former Interim Chief Executive Officer(2)	2009	72,500	(5)	51,000	6,621	—	—		130,121

Michael S. Weiss Former Chairman and Chief Executive Officer(3)	2009	273,085		396,000	263,585	—	666,705	(8)	1,599,375
	2008	434,000		378,000	—	368,900	—		1,180,900

James F. Oliviero Chief Financial Officer, Treasurer and Corporate Secretary(4)	2009	240,000		11,500	—	100,000	—		351,500
	2008	240,000		109,200	—	25,500	—		374,700

(1)	Mr. Bentsur was appointed our Chief Executive Officer on May 20, 2009.
(2)	Mr. Tarnok served as our Interim Chief Executive Officer between April 23, 2009 and May 19, 2009.
(3)	Mr. Weiss was terminated effective April 23, 2009.
(4)	Mr. Oliviero was appointed as our principal financial and accounting officer on May 6, 2008. Mr. Oliviero became our Chief Financial Officer on April 23, 2009.
(5)	Includes director fees of $52,500 and base salary of $20,000 for his services as Interim Chief Executive Officer.
(6)	Reflects the aggregate grant date fair value of stock and option awards granted by the Company, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”).The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The assumptions made in the valuation of the option awards are contained in Note 11 to our consolidated financial statements for 2009, which are included in our Annual Report on Form 10-K for the fiscal year 2009. For Mr. Tarnok, the grant date fair value of stock awards granted in connection with his service as Interim Chief Executive Officer is $24,000, and the grant date fair value of stock and option awards granted in connection with his services as a director is $27,000 and $6,621, respectively.

Mr. Weiss did not receive any stock or option awards in 2009. However, per the terms of Mr. Weiss’ employment agreement, his outstanding, unvested stock options and restricted stock awards became fully-vested in connection with his termination of employment. In accordance with FASB ASC Topic 718, this acceleration of vesting constitutes a modification to the stock options and restricted stock awards. Accordingly, the amount reported in 2009 reflects the incremental fair value of stock and option awards, computed as of the modification date in accordance with FASB ASC Topic 718.

(7)	Reflects payments for consulting services provided to us between March 19, 2009 and May 19, 2009.
(8)	Reflects severance paid to Mr. Weiss in connection with his termination of employment.

2009 Non-Equity Incentive Plan Compensation

In 2009, Mr. Bentsur, per the terms of his employment agreement, was eligible to earn an annual cash incentive of up to 75% of his base salary (pro rated from the date of his appointment as Chief Executive Officer on May 20, 2009), and Mr. Oliviero was eligible to earn an annual cash incentive based on the overall cash incentive pay pool established by the Compensation Committee as discussed below. Mr. Tarnok, who served as our Interim Chief Executive Officer between April 23, 2009 and May 19, 2009, and Mr. Weiss, who was terminated effective April 23, 2009, were not eligible to receive annual cash incentives.

Each year, management delivers to the Board of Directors a set of goals and objectives for that year, which management believes are essential to the achievement of our mission and long-term goals and objectives. The Compensation Committee approves the goals and objectives, making changes to the management proposal as it deems appropriate. Our performance on these goals primarily determines the ultimate bonus amounts that will be paid. For 2009, the performance objectives included clinical and regulatory goals related to our products, as well as other corporate goals, and, in 2009, the Compensation Committee and the Board of Directors determined that 75% of these corporate goals and objectives were achieved.

Mr. Bentsur’s 2009 Annual Incentive Award.  For purposes of the determination of Mr. Bentsur’s annual cash incentive, 80% and 20% of Mr. Bentsur’s annual cash incentive was based on corporate and individual goals and objectives, respectively. The dollar value of Mr. Bentsur’s annual cash incentive generally is determined by the following formula: maximum eligible annual cash incentive amount multiplied by the proportion of the annual cash incentive attributed to corporate and personal goals and objectives and percentage of corporate and personal goals met. The Compensation Committee retains the discretion to reduce or eliminate the payment that otherwise might be payable to Mr. Bentsur based upon unforeseen events occurring during the year or its assessment of the Company’s or Mr. Bentsur’s performance in general. In 2009, the Compensation Committee did not exercise such discretion. In 2009, pursuant to the terms of his employment agreement, Mr. Bentsur received an annual cash incentive of $111,456 (based on meeting 75% and 100% corporate and personal goals, respectively, and a pro-rated base salary from May 20, 2009).

In 2009, our employees, other than Mr. Bentsur, were eligible for annual cash incentives based on an overall annual cash incentive pay pool calculated as the sum of our employees’ salaries (excluding Mr. Bentsur) multiplied by a percentage set by the Compensation Committee for such year. In 2009, the percentage was set at 24.3% resulting in a maximum cash incentive pay pool of $388,883. For our employees, a component of their annual cash incentive is based on corporate goals and objectives and a component based on individual performance. At the lowest level, employees only have an individual component. For 2009, $343,700 of the maximum cash incentive pay pool was distributed to employees, including Mr. Oliviero (excluding Mr. Bentsur who is discussed above).

For purposes of the determination of Mr. Oliviero’s annual cash incentive, 70% and 30% of Mr. Oliviero’s annual cash incentive was based on corporate and individual goals and objectives, respectively. The dollar value of Mr. Oliviero’s annual cash incentive generally is determined by the following formula: maximum eligible annual cash incentive amount multiplied by the proportion of the annual cash incentive attributed to corporate and personal goals and objectives and percentage of corporate and personal goals met, as set each year by the Compensation Committee. The Compensation Committee retains the discretion to reduce or eliminate the payment that otherwise might be payable to Mr. Oliviero based upon unforeseen events occurring during the year or its assessment of the Company’s or Mr. Oliviero’s performance in general. In 2009, the Compensation Committee did not exercise such discretion. In 2009, Mr. Oliviero received an annual cash incentive of $100,000 (based on meeting 75% and 100% corporate and personal goals, respectively), which represented 29.1% of the overall cash incentive payments made to the employees (excluding Mr. Bentsur).

2009 Equity Grants

Mr. Bentsur.  On May 20, 2009, Mr. Bentsur was granted an option to purchase 600,000 shares of our common stock, at an exercise price of $0.35, which we refer to as the Initial Option Grant. The Initial Option Grant was issued under our 2009 CEO Incentive Plan as an inducement award to join our company in accordance with Nasdaq Marketplace Rule 5635(c)(4) and was not granted under our shareholder-approved incentive plan. The Initial Option Grant will vest in equal installments on each of the first four anniversaries of the grant date, conditioned upon Mr. Bentsur’s continuing employment, and subject to other terms and conditions set forth in the award agreement. The Initial Option Grant will become fully-vested upon the occurrence of a change in control.

On September 22, 2009, Mr. Bentsur received 100,000 shares of restricted stock upon the achievement of the first milestone provided in his employment agreement (i.e., a $1.00 share price of our common stock based upon average closing price for a 120-day period), which we refer to as the “Bentsur 1st Milestone Award.” The restricted stock vests in equal installments over each of the first three anniversaries of the grant date provided that he remains employed by us during such vesting period, or immediately upon achievement of the Bentsur 2nd Milestone Award (as described below).

Mr. Bentsur’s employment agreement provides that he has the opportunity to receive the following additional milestone awards:

•	250,000 shares of restricted stock upon the achievement of a $2.50 share price of our common stock based upon the average closing price for a 120-day period, which we refer to as the “Bentsur 2nd Milestone Award.” Such restricted stock will vest in equal installments over each of the first three anniversaries of the date of grant provided that he remains employed by us during such vesting period.
•	400,000 shares of restricted stock upon the first to occur of (a) our filing of an accepted new drug application (an “NDA”) with the U.S. Food and Drug Administration for Zerenex or Perifosine, or (b) our outlicensing of Zerenex or Perifosine in the U.S. to a third party, which we refer to as the “Bentsur 3rd Milestone Award.” Such restricted stock will vest in equal installments over each of the first three anniversaries the grant date provided that Mr. Bentsur remains employed by us during such vesting period. The Bentsur 3rd Milestone Award may be achieved with respect to NDAs or qualifying outlicenses for multiple indications of the same product, but not for subsequent outlicenses of the product relating to an indication for which the milestone is met.
•	500,000 shares of restricted stock upon the first to occur of (a) our first commercial sale of Zerenex or Perifosine in the U.S. off an approved NDA, (b) our receipt of the first royalty upon the commercial sale of Zerenex or Perifosine in the U.S. by a partner to whom the Company has sold exclusive or non-exclusive commercial rights, or (c) our complete outlicensing of the entire product rights of Zerenex or Perifosine in the U.S., which we refer to as the “Bentsur 4th Milestone Award.” Such restricted stock will vest on the first anniversary of the grant date provided that he remains employed by us during such vesting period.
•	100,000 shares of restricted stock upon each event of our outlicensing Zerenex in a foreign market, other than Japan, resulting in a greater than $10 million non-refundable cash payment to the Company with a gross deal value to the Company of at least $50 million, which we refer to as the “Bentsur 5th Milestone Award.” Such restricted stock will vest in equal installments over each of the first three anniversaries the date of grant provided he remains employed by us during such vesting period.

On March 23, 2010, upon achievement of the Bentsur 2nd Milestone Award, discussed above, Mr. Bentsur was granted 250,000 shares of restricted stock, and the 100,000 restricted shares previously granted to Mr. Bentsur for the Bentsur 1st Milestone Award were immediately vested.

Mr. Tarnok.  In connection with his appointment as our Interim CEO, on April 29, 2009, Mr. Tarnok received 100,000 shares of fully-vested stock. In connection with his service as a director, on June 16, 2009, Mr. Tarnok received a grant of 25,000 shares of fully-vested stock. Also in connection with his service as a director, on June 17, 2009, Mr. Tarnok was granted a stock option to purchase 10,000 shares with an exercise price of $1.05. The stock option vests 50% on the grant date and 50% on June 17, 2010.

Mr. Oliviero.  On January 2, 2009, Mr. Oliviero received 50,000 shares of restricted stock, which vest as to 25% of the shares on the first anniversary of the grant date and as to 6.25% of the shares each quarter thereafter (all shares becoming fully vested by January 2, 2013).

Mr. Weiss.  Mr. Weiss did not receive any equity grants in 2009.

For additional information regarding our named executive officers’ stock grants, see the “Outstanding Equity Awards at 2009 Fiscal Year End” table.

Employment Agreements

Employment Agreement with Mr. Bentsur.  We entered into an employment agreement with Mr. Bentsur on September 14, 2009. The agreement terminates on May 20, 2012, provided, however, that Mr. Bentsur’s opportunity to earn the milestone awards described above will be effective until May 20, 2014, subject to certain early termination events. Under the employment agreement, Mr. Bentsur’s base salary will be equal to $300,000 per year, which may be increased from year to year or decreased in an amount up to 10% in the aggregate in the discretion of the Compensation Committee. Mr. Bentsur also is eligible to receive an annual bonus, not to exceed 75% of his base salary, if certain performance objectives agreed to by the Compensation Committee and Mr. Bentsur are met. Mr. Bentsur’s employment agreement also entitles him to severance and other benefits in the event of certain terminations of employment, as described under “Summary of Arrangements Providing Payments upon Termination of Employment or Change in Control” below.

Employment Agreement with Mr. Weiss.  We entered into an employment agreement with Mr. Weiss on December 23, 2002, to serve as our Chairman and Chief Executive Officer. Under the agreement, Mr. Weiss’ initial base salary was $250,000, with annual salary increases in amounts to be determined in the sole discretion of the Board of Directors. Mr. Weiss was also eligible to receive an annual bonus of up to 100% of his base salary if certain corporate goals and objectives set by the Board of Directors were met to the satisfaction of the Board of Directors. We terminated Mr. Weiss’ employment with us effective April 23, 2009. For information regarding his severance received in connection with his termination of employment, see “Summary of Arrangements Providing Payments upon Termination of Employment or Change in Control.”

Messrs. Tarnok and Oliviero do not have employment agreements.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning equity awards that are outstanding as of December 31, 2009 for each of our NEOs, including former Chairman and Chief Executive Officer Michael Weiss, who was terminated effective April 23, 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(17)
Mr. Bentsur	—		600,000	(2)	0.35	05/20/19	—		—
							100,000	(13)	250,000
Mr. Tarnok	33,334	(3)	16,666	(3)	9.96	09/20/17	—		—
	10,000	(4)	—		0.48	06/18/18	—		—
	5,000	(5)	5,000	(5)	1.05	06/17/19	—		—
							33,333	(14)	83,333
Mr. Weiss(1)	3,600,000		—		1.30	07/22/11	—		—
	500,000		—		11.22	07/22/11	—		—
	1,500,000		—		14.64	07/22/11	—		—
	100,000		—		13.30	07/22/11	—		—
	198,375		—		8.56	07/22/11	—		—
Mr. Oliviero	31,667	(6)	—		2.14	05/01/13	—		—
	30,000	(7)	—		4.59	01/02/14	—		—
	25,000	(8)	—		11.22	01/03/15	—		—
	46,875	(9)	3,125	(9)	14.64	01/02/16	—		—
	50,000	(10)	—		14.64	01/02/16	—		—
	18,750	(11)	6,250	(11)	13.30	12/31/16	—		—
	9,000	(12)	9,000	(12)	8.56	12/30/17	—		—
							186,667	(15)	466,668
							50,000	(16)	125,000

(1)	In connection with Mr. Weiss’ termination of employment, all of his outstanding stock options vested and will remain exercisable for two years following his termination (and 90-day notice period).
(2)	Stock options awarded to executive on May 20, 2009, under the 2009 CEO Incentive Plan. The stock options vest as to 150,000 of the options on each of May 20, 2010, May 20, 2011, May 20, 2012 and May 20, 2013.
(3)	Stock options awarded to Mr. Tarnok on September 20, 2007, under the 2007 Incentive Plan (the “2007 Plan”), in connection with his services as a director. The stock options vest as to 16,667 on September 20, 2008, 16,667 on September 20, 2009 and 16,666 on September 20, 2010.
(4)	Stock options awarded to Mr. Tarnok on June 18, 2008, under the 2007 Plan, in connection with his services as a director. The stock options vested as to 5,000 on June 18, 2008 and 5,000 on June 18, 2009.
(5)	Stock options awarded to Mr. Tarnok on June 17, 2009, under the 2007 Plan, in connection with his services as a director. The stock options vest as to 5,000 on June 17, 2009 and 5,000 on June 17, 2010.
(6)	Stock options awarded to the executive on May 1, 2003, under the 2000 Stock Option Plan (the “2000 Plan”). The stock options vested as to one-third of the options on May 1, 2004, and the remaining options vested in equal installments on a quarterly basis through May 1, 2006.
(7)	Stock options awarded to the executive on January 2, 2004, under the 2000 Plan. The stock options vested as to one-fourth of the options on January 2, 2005, and the remaining options vested in equal installments on a quarterly basis through January 2, 2008.

(8)	Stock options awarded to the executive on January 3, 2005, under the 2004 Long-Term Incentive Plan (the “2004 Plan”). The stock options vested as to 6,256 options on January 3, 2006, and the remaining options vested in equal installments on a quarterly basis through January 3, 2009.
(9)	Stock options awarded to the executive on January 2, 2006, under the 2004 Plan. The stock options vested as to 12,500 options on January 2, 2007, and the remaining options vest in equal installments on a quarterly basis through January 2, 2010.
(10)	Stock options awarded to the executive on January 2, 2006, under the 2004 Plan. The stock options vested in 2006 due to the achievement of a certain financial milestone.
(11)	Stock options awarded to the executive on December 31, 2006, under the 2004 Plan. The stock options vested as to 6,256 options on December 31, 2007, and the remaining options vest in equal installments on a quarterly basis through December 31, 2010.
(12)	Stock options awarded to the executive on December 30, 2007, under the 2007 Plan. The stock options vested as to 4,500 options on December 30, 2008, and the remaining options vest in equal installments on a quarterly basis through December 30, 2011.
(13)	Restricted stock granted to the executive on September 22, 2009, under the 2007 Plan, which vest as to 33,334 shares on September 22, 2010, 33,333 shares on September 22, 2011 and 33,333 shares on September 22, 2012, or immediately upon achievement of the Bentsur 2nd Milestone Award (as described above).
(14)	Restricted stock granted to Mr. Tarnok on November 14, 2008, under the 2007 Plan, in connection with his services as a director. The shares vest as to 16,667 shares on November 14, 2009, 16,667 shares on November 14, 2010 and 16,666 shares on November 14, 2011.
(15)	Restricted stock granted to the executive on August 14, 2008, under the 2007 Plan, which vest as to 93,333 shares on June 5, 2009, 93,333 shares on June 5, 2010 and 93,334 shares on June 5, 2011.
(16)	Restricted stock granted to the executive on January 2, 2009, under the 2007 Plan, which vest as to 12,500 shares on January 2, 2010, and the remaining vest in equal installments on a quarterly basis through January 2, 2013.
(17)	Reflects the value as calculated using the closing market price of our common stock as of December 31, 2009, the last trading day in 2009 ($2.50).

Summary of Arrangements Providing Payments upon Termination of Employment or Change in Control

Mr. Bentsur.  Our employment agreement with Mr. Bentsur entitles him to certain benefits in the event of his termination of employment or upon the occurrence of a change in control.

Termination Other than for Cause; Termination for Good Reason. If we terminate Mr. Bentsur for any reason other than for “Cause” or disability, or if he terminates his employment for “Good Reason,” then he is entitled to the following benefits:

•	a lump sum cash severance payment equal to (A) 25% of his then-current base salary if the date of termination occurs prior to May 20, 2010 or (B) 50% of his then-current base salary if the date of termination occurs on or following May 20, 2010;
•	any vested portion of the Initial Option Grant will remain exercisable for a period of one year;
•	any outstanding shares of restricted stock granted to Mr. Bentsur as a milestone award by reason of the achievement of a milestone (as described earlier in this proxy statement) (the “Earned Milestone Awards”) prior to the date of termination will become fully vested and non-forfeitable as of the date of termination; and
•	his opportunity to earn milestone awards with respect to any milestone condition which has not been met as of the date of termination (the “Unearned Milestone Opportunity”) will continue for a period of three months after the date of terminationand, to the extent that a milestone is achieved during such three-month period, the stock relating to such milestone will be issued to Mr. Bentsur as fully-vested shares, rather than restricted stock, or, in our sole discretion, we may pay Mr. Bentsur an amount in cash equal to the value of such shares.

The employment agreement also provides that if any payments or benefits would be subject to the excise tax imposed on “parachute payments” under Section 4999 of the Internal Revenue Code, the payments will be limited to the maximum amount that could be paid without triggering the excise tax, provided that such cut-back would produce a greater net benefit to Mr. Bentsur than if he had paid the excise tax.

“Cause” generally means the executive’s: (i) conviction of, pleading guilty to, or confession to a felony or any crime involving any act of dishonesty, fraud, misappropriation or embezzlement; (ii) misconduct or gross negligence in connection with the performance of his duties; (iii) engaging in any fraudulent, disloyal or unprofessional conduct which is, or is likely to be, injurious to the Company, its financial condition, or its reputation; (iv) failure to perform his duties with the Company; (v) failure to meet agreed-upon, written performance standards; or (vi) breach of the covenants in the agreement, or material breach of any other provisions of this Agreement. “Good Reason” generally means (i) a reduction in his base salary of more than 10% in the aggregate (i.e., in excess of $30,000); (ii) a material diminution in his authority, duties, or responsibilities; (iii) a requirement that he report to a corporate officer or employee instead of reporting directly to the board of directors; (iv) relocation of his principal office to location that is more than 50 miles away from the current location of the Company’s principal office; or (v) any other material breach by the Company of the employment agreement.

Death; Disability; Termination of Employment in Connection With Expiration of Employment Period. If Mr. Bentsur’s employment is terminated by reason of his death or disability, or if we terminate his employment upon the normal expiration of the employment period, then he will receive his accrued obligations and any vested portion of the Initial Stock Option will remain exercisable for a period of one year following his date of termination. His outstanding Earned Milestone Awards will become fully vested and non-forfeitable. In addition, any Unearned Milestone Opportunity will continue for a period of 3 months following his termination and, to the extent that a milestone is achieved during such three-month period, the stock relating to such milestone will be issued to Mr. Bentsur or his estate, as the case may be, as fully-vested shares, rather than restricted stock, or, in our sole discretion, we may pay Mr. Bentsur an amount in cash equal to the value of such shares.

Change in Control. Upon the occurrence of a change in control, and except with respect to any awards (or Unearned Milestone Opportunities) assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control:

•	the Initial Option Grant will immediately vest and become fully exercisable;
•	any Earned Milestone Awards will become fully vested and non-forfeitable; and
•	any Unearned Milestone Opportunity will expire without consideration; provided that we will grant to Mr. Bentsur, immediately prior to the effective time of the change in control, (A) 400,000 shares of fully-vested common stock in the event that he has not, as of such time, previously received any milestone awards under the Bentsur 3rd Milestone Award, and (B) 500,000 shares of vested common stock in the event that he has not, as of such time, previously received any milestone awards under Bentsur 4th Milestone Award, or, in our discretion, the cash equivalent of (A) and (B).

In the event that the Initial Option Grant, any Earned Milestone award, or any Unearned Milestone Opportunity is assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, then if, within one year after the effective date of the change in control, Mr. Bentsur’s employment is terminated without cause or Mr. Bentsur resigns for good reason:

•	the Initial Option Grant will become fully vested and exercisable and will remain exercisable for a period of one year following Mr. Bentsur’s date of termination;
•	any Earned Milestone awards will become fully vested and non-forfeitable;
•	Unearned Milestone Awards with respect to the Bentsur 2nd and 5th Milestone Awards will continue for a period of three months after Mr. Bentsur’s date of termination, and
•	Unearned Milestone Awards with respect to the Bentsur 3rd and 4th Milestone Awards will continue for a period of one year after Mr. Bentsur’s date of termination.

To the extent that a milestone is achieved during such three-month or one-year period above, as the case may be, the stock relating to such milestone will be issued to Mr. Bentsur as fully-vested shares, rather than restricted stock. Any Unearned Milestone Opportunities which remain unearned at the end of such three-month or one-year period, as the case may be, will expire without consideration.

For purposes of Mr. Bentsur’s employment agreement, as well as the 2004 Plan and 2007 Plan, “Change in Control” generally means: (i) the incumbent Board of Directors of the Company ceases to constitute a majority of the Board of Directors; (ii) the acquisition by any person of 30% or more ownership interest in the outstanding common stock or combined voting power of the then outstanding securities of the Company (with certain limited exceptions); or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange or a sale or other disposition of all or substantially all of the assets of the Company, unless (a) the beneficial owners of the Company’s stock immediately prior to the transaction continue to own 50% or more of the outstanding common stock and combined voting power of the then outstanding securities of the Company and (b) no person acquires a 30% or more ownership interest in the then outstanding common stock or combined voting power of the then outstanding securities of the Company.

Restrictive Covenants. During the one-year period after his termination of employment, Mr. Bentsur is prohibited from soliciting protected customers or employees of the Company, competing with the Company, and disclosing any of the Company’s confidential information or trade secrets.

Messrs. Oliviero and Tarnok.  We do not have employment agreements with Messrs. Oliviero and Tarnok. Pursuant to the terms of the 2004 Plan, upon the occurrence of a change in control, any awards outstanding under such plan will become fully-vested. Pursuant to the terms of the 2007 Plan, upon the occurrence of a change in control of the Company (i) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, all outstanding awards under such plan will become fully vested, and (ii) with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without “Cause” or the participant resigns for “Good Reason,” then all outstanding awards under such plan will become fully-vested. For purposes of the 2007 Plan, “Good Reason” generally means (i) a material diminution in the participant’s duties, or the assignment to the participant of duties materially inconsistent with his or her authority, responsibilities and reporting requirements; or (ii) a material breach by the Company of its obligations to the participant under any written employment agreement or arrangement. For purposes of the 2007 Plan, “Cause” generally means (i) a material breach of the terms of the participant’s restrictive covenants with the Company; (b) a material breach by the participant of any provision of his or her employment arrangement; (c) the habitual neglect or gross failure by the participant to adequately perform his or her duties; (d) any act of moral turpitude or criminal action connected to the participant’s employment with the Company; or (e) the participant’s repetitive refusal to comply with, or his or her violation of lawful instructions of, the Chief Executive Officer, Chief Financial Officer or the Board of Directors.

Mr. Weiss.  As stated earlier in this proxy statement, Mr. Weiss was terminated on April 23, 2009. Pursuant to his employment agreement as described above, he received payment of his salary during the 90 days following formal notice of termination of employment and a severance payment equal to $666,705, which was comprised of (i) a lump-sum payment equal to one year’s base salary, and (ii) a pro rata bonus for the year of termination, determined with respect to the amount to which Mr. Weiss would have been entitled for the year of termination (based upon the achievement of the corporate goals and objectives discussed above under “2009 Non-Equity Incentive Plan Compensation”) if he had remained employed throughout the calendar year. In addition, pursuant to the terms of Mr. Weiss’ employment agreement, all of his outstanding stock options and shares of restricted stock vested, and his stock options remain exercisable for two years following termination.

Compensation of Directors

The following table sets forth the cash and other compensation paid by the Company to the non-employee members of the Board of Directors for all services in all capacities during 2009.

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Kevin Cameron	45,833	10,800	6,621	63,254
Wyche Fowler, Jr.	44,167	—	60,273	104,440
Jack Kaye	65,833	81,000	57,987	204,820
Michael Tarnok(1)

(1)	Mr. Tarnok served as our Interim Chief Executive Officer between April 23, 2009 and May 19, 2009. As such, Mr. Tarnok’s director fees and equity awards for 2009 are included in the Summary Compensation Table on page 13 of this Proxy Statement.
(2)	Reflects the aggregate grant date fair value of stock and option awards granted by the Company as computed under FASB ASC Topic 718. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The assumptions made in the valuation of the option awards are contained in Note 11 to our consolidated financial statements for 2009, which are included in our Annual Report on Form 10-K for the fiscal year 2009. As of December 31, 2009, the following aggregate number of option and unvested stock awards were held by each of our non-employee directors:

Name	Stock Awards (#)	Option Awards (#)
Kevin Cameron	40,000	80,000
Wyche Fowler, Jr.	40,000	110,000
Jack Kaye	40,000	110,000

Director Compensation Program

Cash Compensation.  Our non-employee directors receive the following cash compensation:

From January 1, 2009 to May 31, 2009:

•	$30,000 annual retainer;
•	$5,000 additional annual retainer for each committee assignment; and
•	$25,000 additional annual retainer for service as Chairman of the Audit Committee.

After May 31, 2009:

•	$40,000 annual retainer;
•	$5,000 additional annual retainer for each committee assignment;
•	$25,000 additional annual retainer for service as Chairman of the Audit Committee; and
•	$25,000 additional annual retainer for service as Chairman of the Board.

Each non-employee director receives reimbursement for reasonable travel expenses incurred in attending meetings of our Board of Directors and meetings of committees of our Board of Directors.

Equity Compensation.  Our non-employee directors receive the following equity compensation under the Directors’ Equity Compensation Plan, which is a subplan of the 2007 Plan.

•	Initial Option Grant. Non-employee directors receive options to purchase 50,000 shares of our common stock upon initial election or appointment to the Board of Directors. The initial options will vest in equal annual installments over three years, beginning on the first anniversary of the date of grant.
•	Re-Election Option Grant. Non-employee directors receive options to purchase 10,000 shares of our common stock upon each re-election to the Board of Directors. Each non-employee director received a re-election option grant in 2009. Such options vest as to 5,000 shares on the date of grant and as to 5,000 shares on the first anniversary of the date of grant.
•	Three-Year Anniversary Option Grant. Non-employee directors receive options to purchase 30,000 shares of our common stock upon completion of three years of service on the Board of Directors. Such options vest as to one-third of the shares each year beginning on the first anniversary of the date of grant. Wyche Fowler, Jr. and Jack Kaye received their three-year anniversary option grants in 2009.

In addition, on June 16, 2009, the Board of Directors granted 10,000 and 75,000 shares of fully-vested stock to Kevin Cameron and Jack Kaye, respectively.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of the shares of our common stock to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of any Forms 3, 4 or 5 that they file. The SEC rules require us to disclose late filings of initial reports of stock ownership and changes in stock ownership by our directors, executive officers and 10% stockholders. Based solely on a review of copies of the Forms 3, 4 and 5 furnished to us by reporting persons and any written representations furnished by certain reporting persons, we believe that during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were completed in a timely manner.

RELATED PERSON TRANSACTIONS

Policy

Our Board of Directors has determined that the Audit Committee is best suited to review and approve transactions with related persons, and they do so under the terms of our Related Person Transactions Policy, which is available on our website, located at www.keryx.com. According to our Related Person Transactions Policy, prior to entering into a transaction with a related person, (a) the director, executive officer, nominee or significant holder who has a material interest (or whose immediate family member has a material interest) in the transaction or (b) the business unit or function/department leader responsible for the potential transaction with a related person is required to provide notice to the Chairman of the Audit Committee of the Company (“Committee Chairman”) of the material facts and circumstances of the potential transaction with a related person and such information concerning the transaction as the Committee Chairman may reasonably request. If the Committee Chairman determines that the proposed transaction is a related person transaction, the proposed related person transaction must be submitted to the Audit Committee for consideration at the next Audit Committee meeting or, in those instances in which the Committee Chairman determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, the Committee Chairman possesses delegated authority to act between Committee meetings.

The Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable) but not limited to: (a) the benefits to the Company; (b) the availability of other sources for comparable products or services; (c) the terms of the transaction; and (d) the terms available to unrelated third parties or to employees generally. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction if such member, or any of his or her immediate family members, is the related person. The Audit Committee or Chairperson, as applicable, will convey the approval or disapproval of the transaction to the Chief Executive Officer or Secretary, who will convey the decision to the appropriate persons within the Company. The Chairperson of the Audit Committee will report to the Audit Committee at the next Audit Committee meeting any approval under this policy made by the chairperson pursuant to delegated authority.

In the event we become aware of a related person transaction that has not been previously approved or previously ratified under this policy, and such transaction is pending or ongoing, it will be submitted to the Audit Committee or Chairperson, as applicable, promptly, and the Audit Committee or Chairperson will consider all of the relevant facts and circumstances available to the Audit Committee or the Chairperson as provided above. Based on the conclusions reached, the Audit Committee or Chairperson, as applicable, will evaluate all options, including but not limited to, ratification, amendment or termination of the related person transaction.

Related Person Transactions

We did not have any related person transactions in 2009, and none are currently proposed.

STOCK OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS,
AND 5% BENEFICIAL OWNERS

The following table shows information, as of April 19, 2010, concerning the beneficial ownership of our common stock by:

•	each person we know to be the beneficial owner of more than 5% of our common stock;
•	each of our current directors;
•	each of our NEOs shown in our Summary Compensation Table; and
•	all current directors and NEOs as a group.

As of April 19, 2010, there were 57,809,366 shares of our common stock outstanding. In order to calculate a stockholder’s percentage of beneficial ownership, we include in the calculation those shares underlying options or warrants beneficially owned by that stockholder that are vested or that will vest within 60 days of April 19, 2010. Shares of restricted stock are deemed to be outstanding. Options or warrants held by other stockholders that are not attributed to the named beneficial owner are disregarded in this calculation. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares of our common stock. Unless we have indicated otherwise, each person named in the table below has sole voting power and investment power for the shares listed opposite such person’s name, except to the extent authority is shared by spouses under community property laws.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Shares Outstanding
Current Directors and Named Executive Officers:
Ron Bentsur(2)	761,132	1.3%
Kevin J. Cameron(3)	150,000	—*
Wyche Fowler, Jr.(4)	170,000	—*
Jack Kaye(5)	251,400	—*
James F. Oliviero(6)	656,189	1.1%
Michael P. Tarnok(7)	269,434	—*
All current directors and named executive officers as a group (6 persons)(8)	2,258,155	3.9%
5% Stockholders:
Michael S. Weiss(9)	7,446,442	11.8%

*	Less than 1% of outstanding common stock
(1)	The address of each of the directors and officers listed is c/o Keryx Biopharmaceuticals, Inc., 750 Lexington Avenue, New York, New York 10022. The address of Michael S. Weiss is 787 7th Avenue, 48th Floor, New York, NY 10019.
(2)	Includes 150,000 shares of our common stock issuable upon the exercise of options.
(3)	Includes 80,000 shares of our common stock issuable upon the exercise of options.
(4)	Includes 80,000 shares of our common stock issuable upon the exercise of options.
(5)	Includes 80,000 shares of our common stock issuable upon the exercise of options.
(6)	Includes 217,105 shares of our common stock issuable upon the exercise of options.
(7)	Includes 53,334 shares of our common stock issuable upon the exercise of options.
(8)	Includes 660,439 shares of our common stock issuable upon the exercise of options.
(9)	Mr. Weiss, our former Chairman and Chief Executive Officer, was terminated effective April 23, 2009. Includes 5,478,305 shares of our common stock issuable upon the exercise of options.

PROPOSAL ONE

ELECTION OF DIRECTORS; NOMINEES

Our Amended and Restated Bylaws provide that the Board of Directors shall consist of one or more members, as determined from time to time by resolution of the Board of Directors. Our Board of Directors currently consists of five members. All of our current directors have been nominated for re-election at the 2010 Annual Meeting of Stockholders by a majority of our independent directors. The nominated directors are: Ron Bentsur, Kevin J. Cameron, Wyche Fowler, Jr., Jack Kaye, and Michael P. Tarnok. For information about each of the nominees and our Board of Directors generally, please see “Corporate Governance-Our Board of Directors” beginning on page 4. If elected, the nominees will hold office until the next annual meeting and until a respective successor is elected and has been qualified, or until such director resigns or is removed from office. Management expects that each of the nominees will be available for re-election, but if any of them is unable to serve at the time the election occurs, your proxy will be voted for the election of another nominee to be designated by a majority of the independent directors serving on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTORS. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED “FOR” ALL OF THE NOMINEES. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES OF COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE ELECTION OF THE NOMINEES.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF UHY LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors is submitting the selection of UHY LLP as our independent registered public accounting firm to the stockholders for ratification at our Annual Meeting. Stockholder ratification of our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise. If UHY LLP is not ratified as our independent registered public accounting firm by a majority of the shares present or represented by proxy, the Audit Committee will review its future selection of independent registered public accounting firm. UHY LLP will still serve as our independent registered public accounting firm for the year ending December 31, 2010, if it is not ratified by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF UHY LLP AS KERYX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR RATIFICATION OF THE APPOINTMENT OF UHY LLP.

ADDITIONAL INFORMATION

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and annual reports. This means that only one copy of our Proxy Statement and 2010 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at: Keryx Biopharmaceuticals, Inc., 750 Lexington Avenue, New York, New York 10022, Attn: James Oliviero. You may also contact us at (212) 531-5965.

If you want to receive separate copies of the Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

Stockholder Proposals for Our 2011 Annual Meeting

Only proper proposals under Rule 14a-8 of the Exchange Act which are timely received will be included in the proxy materials for our next annual meeting. In order to be considered timely, such proposal must be received by our Corporate Secretary, James F. Oliviero, at 750 Lexington Avenue, New York, New York 10022, no later than December 31, 2010. We suggest that stockholders submit any stockholder proposal by certified mail, return receipt requested.

Our Amended and Restated Bylaws require stockholders to provide advance notice to the Company of any stockholder director nomination(s) and any other matter a stockholder wishes to present for action at an annual meeting of stockholders (other than matters to be included in our Proxy Statement, which are discussed in the previous paragraph). In order to properly bring business before an annual meeting, our Amended and Restated Bylaws require, among other things, that the stockholder submit written notice thereof complying with our Amended and Restated Bylaws to James F. Oliviero, our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, Keryx must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 (as discussed above) no sooner than March 17, 2011, and no later than April 16, 2011. If a stockholder fails to provide timely notice of a proposal to be presented at our 2011 Annual Meeting of Stockholders, the proxy designated by our Board of Directors will have discretionary authority to vote on any such proposal that may come before the meeting.

Other Matters

Our Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the person named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Incorporation of Information by Reference

The Audit Committee Report contained in this Proxy Statement is not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

KERYX BIOPHARMACEUTICALS, INC
750 LEXINGTON AVE., 20TH FLOOR
NEW YORK, NY 10022

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TOVOTE,MARKBLOCKSBELOWINBLUEORBLACKINKAS FOLLOWS:

KEEPTHISPORTIONFORYOURRECORDS

DETACHANDRETURNTHISPORTIONONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED .

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors
Nominees

For All	Withhold All	For All Except
0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Ron Bentsur 02 Kevin J. Cameron 03 Wyche Fowler, Jr. 04 Jack Kaye 05 Michael P. Tarnok

The Board of Directors recommends you vote FOR the following proposal(s):

For	Against	Abstain
0	0	0

NOTE: UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NAMED IN NUMBER 1 ABOVE AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF UHY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

For address change/comments, mark here. 0
(see reverse for instructions)

Please indicate if you plan to attend this meeting

Yes	No
0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature[PLEASESIGNWITHINBOX] Date

Signature(JointOwners) Date

0000065721_1 R2.09.05.010